Exhibit 8.1

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI 53202-3590

Phone (414) 273-3500 Fax (414) 273-5158

August 18, 2004

Board of Directors

Appleton Papers Inc.

825 East Wisconsin Avenue

Appleton, Wisconsin 54912-0359

RE:	Offer to exchange any and all outstanding 8 1/8% Series A Senior Notes due 2011 and any and all outstanding 9¾% Series A Senior Subordinated Notes due 2014 for registered 8 1/8% Series B Senior Notes due 2011 and registered 9¾% Series B Senior Subordinated Notes due 2014, respectively

Ladies and Gentlemen:

We have acted as counsel to Appleton Papers Inc., a Delaware corporation (the “Issuer”), in connection with (i) the issuance and sale by the Issuer of $185,000,000 aggregate principal amount of its 8 1/8% Series A Senior Notes due 2011 and $150,000,000 aggregate principal amount of its 9¾% Series A Senior Subordinated Notes due 2014 (the “Old Notes”), each issued pursuant to an Indenture dated as of June 11, 2002 among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and (ii) the preparation of the Issuer’s Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the offer by the Issuer (the “Exchange Offer”) to exchange the Old Notes for registered 8 1/8% Series B Senior Notes due 2011 and registered 9¾% Series B Senior Subordinated Notes due 2014 (collectively, the “Exchange Notes”), as the case may be, to be filed with the Securities and Exchange Commission.

In so acting, and in response to your request for our opinion as to certain United States federal income tax consequences of the Exchange Offer, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus which is a part thereof (the “Prospectus”), and such corporate records, agreements, documents and other instruments (collectively, the “Documents”), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of

Appleton Papers, Inc.

August 18, 2004

all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the correctness of all factual representations made therein. We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an “exchange” for United States federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a new holder will be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to the holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No tax ruling has been sought from the IRS with respect to any matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS, and no assurance can be given that the opinion set forth above will not be successfully challenged by the IRS. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion. We assume no responsibility to revise or supplement this opinion should the authorities referred to above change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons from whom consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.